Exhibit 99.1

For Immediate Release

Charles & Colvard Reports Record Sales and

Operating Income in First Quarter

MORRISVILLE, N.C., April 27, 2004 — Charles & Colvard, Ltd., (Nasdaq:CTHR) the sole source of moissanite – a created jewel available for use in fine jewelry – today reported operating results for the first quarter ended March 31, 2004.

Business Expansion Continuing

Bob Thomas, President and Chief Executive Officer, said, “We have high expectations for 2004. Moissanite continues to gain greater exposure. Additional test programs of moissanite jewelry are being discussed and implemented with a number of retailers. The most notable test is occurring this week with trunk shows in six stores of a top national department store chain. Tests are also being planned for moissanite introduction on the websites of both a 1000 store and 30 store department store chain. These tests, if successful, will represent our first expansion of business into the department store distribution channel.”

First Quarter Results

Commenting on the Company’s corporate financial performance, Bob Thomas, added, “We continued to strengthen our financial position during the first quarter. Our Company’s first quarter sales represent the highest quarterly revenue in our history. Our 30% increase in North American sales is a result of obtaining increased trade and consumer acceptance. I am pleased with these sales levels and our ability to achieve record quarterly operating income.”

The Company reported first quarter sales of $5.6 million resulting in operating income of $1,273,000 and net income of $555,000 or $.04 per diluted share. This represents a 29% increase over last year’s first quarter sales of $4.4 million, a 39% gain over last year’s first quarter operating income of $919,000, and a 4% increase in net income.

The $355,000 increase in operating income in the first quarter was generated by the 29% increase in sales and a 7.9 percentage point increase in the gross margin percentage partially offset by a $591,000 increase in sales and marketing expenses, primarily due to increased advertising in support of new and existing jewelry retailers as well as a $270,000 increase in general and administrative expenses caused by increased compensation and legal expenses.

A comparison of key operating results for the first quarter are as follows (in thousands, except for per share data):

	First Quarter
	2004	2003
Net sales	$5,638	$4,373
Operating income	$1,273	$919
Net income	$555	$532
Net income per diluted share	$0.04	$0.04

North American carat shipments, which represent 90% of total shipments, were up 31% (30% in dollar volume) for the quarter, primarily due to distribution expansion into a number of new markets and increased volume with retailers. International carat sales for the first quarter increased 2% (18% in dollar volume) and thus total shipments of 31,900 carats for the current period were 27% above the 25,100 carats in the same period of 2003.

Gross margin as a percentage of sales for the first quarter was 69.0%, an increase of 7.9 percentage points when compared to the same quarter in 2003. This increase was primarily caused by lower costs during the specific FIFO period being relieved from inventory and a 1% increase in average selling price per carat. Although we expect the Company’s gross margin on a rolling twelve month basis to exceed the 2003 level of 61.9%, we do not expect margins to consistently sustain the level we achieved in the first quarter. Future gross margins will continue to also fluctuate based on the average selling price per carat.

Operating expenses were up 49% for the quarter when compared to last year’s amounts due to higher sales and marketing expenditures used to promote customer sales opportunities. As a percentage of sales, operating expenses for the quarter were 46%, an increase of 6 percentage points when compared to the same quarter last year.

Mr. Thomas stated, “We remain optimistic and enthusiastic about our prospects. As I have previously mentioned our goals are to continue increasing sales while sustaining profitability. Our investment in advertising and marketing in the first quarter resulted in increased operating expenses as a percentage of sales. Our increase in sales and gross margin percentage allowed us to also generate growth in operating income. Our priority has remained unchanged, that is, to drive top line growth while remaining profitable, and our advertising and promotional activities will continue to be executed in that effort.”

The effective income tax rate for the quarter was 57.2%. This rate is higher then the 44.2% rate for the first quarter of 2003 due to a $74,000 increase in non-U.S. operating losses that are not deductible for U.S. income tax purposes.

Accounts Receivable increased from $3.7 million at December 31, 2003 to $5.7 million at March 31, 2004 primarily due to $2.0 million of shipments of memo jewels to a manufacturing customer that will be used to expand distribution in one of the manufacturer’s existing jewelry chain customers. For jewels shipped on memo terms, the customer receives title to the jewels and assumes risk of loss, however they have the absolute right to return the jewels, therefore the Company does not recognize revenue until the customer informs the Company that it will keep the jewels.

CONFERENCE CALL

Management will host a conference call tomorrow morning, Wednesday, April 28th at 9:00 a.m. EDT to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 800-322-0079 (973-409-9260 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 30 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code # 4705701 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to: the company’s reliance on Cree, Inc. as the sole supplier of the raw materials; the cost of developing distribution channels; difficulties obtaining silicon carbide crystals from the sole supplier in desired qualities, sizes and volumes; and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2003, 10-Q and other filings with the Securities and Exchange Commission.

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CONTACT:	-OR-	INVESTOR RELATIONS:
Jim Braun, CFO		Tony Schor/Wesley Werme
Charles & Colvard		Investor Awareness
(919) 468-0399 Ext. 224		(847) 945-2222
www.moissanite.com		tonyschor@investorawareness.com
wesley@investorawareness.com

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	(Unaudited)

	2004	2003
Net sales	$5,637,534	$4,373,143
Cost of goods sold	1,746,639	1,698,441

Gross profit	3,890,895	2,674,702

Operating expenses:
Marketing and sales	1,742,583	1,152,012
General and administrative	871,950	602,357
Research and development	3,012	1,750

Total operating expenses	2,617,545	1,756,119

Operating income	1,273,350	918,583

Interest income	24,330	34,920

Income before taxes	1,297,680	953,503

Income tax expense	742,323	421,052

Net income	$555,357	$532,451

Net income per share:
Basic	$0.04	$0.04

Diluted	$0.04	$0.04

Weighted-average common shares:
Basic	13,219,127	13,302,867

Diluted	13,491,967	13,648,222

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

	March 31, 2004	December 31, 2003
Assets	(unaudited)
Current Assets:
Cash and equivalents	$12,612,499	$11,559,123
Accounts receivable	5,737,305	3,702,095
Interest receivable	7,487	6,792
Inventory	23,526,796	24,065,992
Prepaid expenses and other assets	519,491	499,442
Deferred income taxes	235,179	235,179

Total Current Assets	42,638,757	40,068,623
Long-Term Assets
Equipment, net	486,299	453,836
Patent and license rights, net	301,727	274,890
Deferred income taxes	4,907,616	5,649,939

Total Long Term Assets	5,695,642	6,378,665

Total Assets	$48,334,399	$46,447,288

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$490,283	$778,516
Other	408,113	538,943
Accrued payroll	516,769	164,943
Accrued expenses	377,101	392,659
Deferred gross profit	1,815,433	448,270

Total Current Liabilities	3,607,699	2,323,331

Commitments

Shareholders’ Equity:
Common stock	54,379,257	54,333,287
Additional paid-in capital – stock options	2,409,196	2,407,780
Accumulated deficit	(12,061,753)	(12,617,110)

Total Shareholders’ Equity	44,726,700	44,123,957

Total Liabilities and Shareholders’ Equity	$48,334,399	$46,447,288